EXHIBIT 99.3

                                 PLAN AMENDMENTS
                            APPROVED BY RESOLUTION OF
                            THE BOARD OF DIRECTORS OF
                          FIRST NORTHWEST BANCORP, INC.
                                ON MARCH 31, 2005


         RESOLVED, that "Section 3 Number of Shares of Stock Subject to Plan." of the 1998 Plan is hereby amended by deleting the last paragraph in that section in its entirety and replacing it with the following paragraph:

                  In the event that any change in the outstanding shares of Stock of the Company occurs by reason of a merger, consolidation, combination, share exchange or other similar transaction, each outstanding award shall be appropriately adjusted to reflect an option to purchase the number of shares or securities which the Stock subject to the award would have been converted into or exchanged for in the transaction, at a price per share or unit appropriately adjusted to reflect the terms of conversion or exchange, and the aggregate number of shares of Stock which may be awarded under the Plan shall be appropriately adjusted to reflect such merger, consolidation, share exchange or other similar transaction.

         FURTHER RESOLVED, that "Section 3 Number of Shares of Stock Subject to Plan." of the 2002 Plan is hereby amended by deleting the last paragraph in that section in its entirety and replacing it with the following paragraph:

                  In the event that any change in the outstanding shares of Stock of the Company occurs by reason of a merger, consolidation, combination, share exchange or other similar transaction, each outstanding award shall be appropriately adjusted to reflect an option to purchase the number of shares or securities which the Stock subject to the award would have been converted into or exchanged for in the transaction, at a price per share or unit appropriately adjusted to reflect the terms of conversion or exchange, and the aggregate number of shares of Stock which may be awarded under the Plan shall be appropriately adjusted to reflect such merger, consolidation, share exchange or other similar transaction.